AMENDMENT TO MANAGEMENT AGREEMENT

THIS AGREEMENT is effective as of the 31st day of May, 2010;

BETWEEN:

GOLDEN QUEEN MINING CO. LTD., a company duly incorporated under the laws of the Province of British Columbia, having its Registered and Records Office at #1200 - 750 West Pender Street, Vancouver British Columbia, V6C 2T8

(the “Company”)

OF THE FIRST PART

AND:

H. LUTZ KLINGMANN, President of the Company, residing at 6411 Imperial Avenue, West Vancouver, British Columbia, V7W 2J5

(the "Contractor")

OF THE SECOND PART

WHEREAS the Company and the Contractor wish to amend the management agreement entered into between them and dated the 11th day of March 2004 (the “Management Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and conditions herein contained, and for the continued efforts of the Contractor, the parties hereto covenant and agree, as follows:

1.	The Company and the Contractor hereby agree that the Management Agreement is hereby amended as follows:

	a.	Section 5 of the Management Agreement is hereby deleted and replaced with the following:

This Agreement shall be for a term of 36 months and shall automatically renew for 24 month periods unless terminated in accordance with the termination provisions herein.

	b.	Section 6 of the Management Agreement is hereby deleted and replaced with the following:

This Agreement may be terminated by the Contractor by the giving of sixty (60) days notice to the Company (the “Contractor Notice”). In the event the Contractor gives the Contractor Notice within 12 months following a Change of Control, as defined below, the Contractor will be entitled to receive from the Company a lump sum termination fee equal to three (3) times the Contractor’s annual compensation paid by the Company to the Contractor pursuant to this Agreement for the latest completed calendar year (the “Annual Payment”). In all other cases where the Contractor Notice is provided, the Contractor will be entitled to receive a termination bonus equal to one (1) time the Annual Payment. In the event the Contractor provides the Contractor Notice the Contractor agrees to provide reasonable assistance with an orderly transition of duties of the Contractor to persons designated by the Company. The Company agrees to pay the foregoing termination fee or termination bonus, as applicable, within fifteen (15) calendar days following the end of the sixty (60) day notice period.

For the purposes of this section, “Change of Control” means:

(i)

the direct or indirect acquisition at or above the Threshold Price in any manner of voting shares of the Company and/or securities exchangeable, exerciseable or convertible into voting shares of the Company, by a person, group of persons or persons acting jointly (in each case the “Holder”) which would entitle the Holder to cast more than 50% of the votes attaching to all of the shares of the Company which may be cast to elect directors of the Company, assuming full exchange, exercise and conversion of convertible securities held by the Holder;

(ii)

the closing of an amalgamation, arrangement, merger or other combination or exchange of securities of the Company with another company or the shareholders of another company, which results in the shareholders of the Company immediately thereafter owning shares of the successor company entitling them to cast less than 40% of the votes attaching to all of the shares in the capital of the successor company which may be cast to elect directors of that company;

(iii)	a sale of all or substantially all of the Company’s assets (which for the purposes hereof includes the sale of all or substantially all of the assets of a material subsidiary of the Company); or

(iv)	a transaction or process similar to those described in (i) – (iii) above.

For the purposes of the (i) and (ii) above, the Threshold Price means CAD$1.00 per voting share of the Company as such shares are presently constituted, and subject to adjustment in the event of a Transaction (as defined in section 11).

c.	Section 7 of the Management Agreement is hereby deleted and replaced with the following:

This Agreement may be terminated by the Company upon notice to Contractor for “just” cause” which includes one or more of the following acts of the Contractor:

	(a)	commits a material breach of a provision of this Agreement;

	(b)	is unable or unwilling to perform the duties under this Agreement;

	(c)	commits fraud or serious neglect or misconduct in the discharge of his duties hereunder;

or

	(d)	becomes bankrupt or makes any arrangement or compromise with his creditors.

For the purposes of this Agreement, the term “just cause” shall mean the legal test for dismissal of an employee as interpreted by the Supreme Court of British Columbia.

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d.	Section 8 of the Management Agreement is hereby deleted and replaced with the following:

This Agreement may be terminated by the Company without cause on providing the Contractor sixty (60) days written notice (the “Company Notice”). In the event the Company provides the Company Notice to the Contractor, the Contractor will be entitled to receive a termination fee equal to one (1) times the Annual Payment in the event the 30 day VWAP on the date of the Company Notice is below the Threshold Price and otherwise a termination fee equal to three (3) times the Annual Payment. The Company agrees to pay the foregoing termination fee within fifteen (15) calendar days following the end of the sixty (60) day notice period.

e.	Section 11 of the Management Agreement is hereby deleted and replaced with the following:

The Company agrees to issue common shares of the Company as a bonus to the Contractor as follows:

(a)	(i) Upon receipt by the Company of a bankable feasibility study and the decision to place the Property into commercial production, a performance bonus of 150,000 common shares; and

(ii) Upon commencement of commercial production on the property, a performance bonus of 150,000 common shares; or

(b)	In the event of a Change of Control at or above the Threshold Price, a performance bonus of 300,000 common shares; or

(c)	In the event of a Change of Control at or above 150% of the Threshold Price, a performance bonus of 600,000 common shares.

(each hereinafter referred to as the “Performance Shares”)

For the purposes of the foregoing, the Performance Shares mean common shares of the Company as constituted on the date of this Agreement. The obligation of the Company to issue the Performance Shares is subject to the Company having sufficient authorized share capital in order to issue the Performance Shares.

The Contractor hereby acknowledges that the Company is currently contemplating a private placement equity financing which, if completed, will result in the Company having insufficient authorized share capital to issue the Performance Shares.

In the event the Company conducts or participates in a transaction, reorganization, or capital change (each a “Transaction”) affecting the shareholders of the Company or the common shares of the Company, the Contractor shall in all cases be entitled to receive any securities or consideration resulting from such Transaction as if the Contractor were the holder of record of the Performance Shares on the record date and/or the closing date of such Transaction provided that such securities or consideration shall be issued or paid to Contractor only if Contractor would otherwise be entitled to receive Performance Shares pursuant to this Section 11.

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In the event of a Change of Control transaction where the holders of the common shares of the Company are entitled to receive any securities or other consideration pursuant to such Change of Control transaction, the Contractor will receive such securities or other consideration in lieu of the Performance Shares that the Contractor would otherwise be entitled to pursuant to this Section 11, as if the Contractor were the holder of record of the Performance Shares on the record date and/or the closing date of such Change of Control transaction.

The Company agrees to include in any agreement entered into by the Company in connection with a Change of Control transaction or a Transaction a provision requiring any third party to comply with this Agreement, including the adjustment provisions herein.

If any issuance of securities pursuant to this section would contravene any provision of law, regulation or policy of a stock exchange, then the Contractor shall receive the fair market value of such securities, determined as at the time such securities are otherwise payable, in cash in lieu of receiving the securities.

This section shall apply to successive Transactions. The obligation to issue the Performance Shares, and any securities or consideration in lieu thereof due to one or more Transactions, pursuant to this section shall survive the termination of this Agreement for a period of five (5) years from the termination date.

f.	Section 11.1 is hereby added to the Management Agreement as follows:

The parties agree that the Contractor is not an employee of the Company and, as such, the Company shall be no deductions for any statutory withholdings such as income tax, Canada Pension Plan, Unemployment Insurance or Worker’s Compensation, or equivalent provisions in any foreign jurisdiction in which the Contractor may be resident or in which the Contractor may be performing the services pursuant to this Agreement. The Contractor agrees to pay all income taxes, and make and remit all statutory withholdings as may be required by it in respect of the compensation paid to the Contractor pursuant to this Agreement. The Contractor hereby agrees to indemnify the Company from any loss or expense that the Company may incur or realize as a result of having to pay any taxes, statutory withholdings, interest and penalties in respect of the Contractor’s compensation pursuant to this Agreement.

g.	Section 17 of the Management Agreement is hereby deleted and replaced with the following:

In the event the issuance of the Performance Shares referred to in 11(c) of the Management Agreement, as amended hereby, requires approval by the Toronto Stock Exchange, the Company shall take all reasonable and necessary steps to obtain such approval.

2.	Other than as amended by this amendment agreement, all other provisions of the Management Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF the Company and the Contractor have executed this Agreement as of the day, month and year first above written.

GOLDEN QUEEN MINING CO. LTD.

Per:

       /s/ Golden Queen Mining Co. Ltd.
       Authorized Signatory

Executed by H. LUTZ KLINGMANN in the	)
presence of:	)
)
)
)
Signature	) /s/ H. Lutz Klingmann
) H. LUTZ KLINGMANN
)
)
Print Name	)

5

MANAGEMENT AGREEMENT

THIS AGREEMENT is effective as of the 11th day of March, 2004; BETWEEN:

GOLDEN QUEEN MINING CO. LTD., a company duly incorporated under the laws of the Province of British Columbia, having its Registered and Records Office at #1200 - 750 West Pender Street, Vancouver British Columbia, V6C 2T8

(the “Company”)

OF THE FIRST PART

AND:

H. LUTZ KLINGMANN, President of the Company, residing at
6411 Imperial Avenue, West Vancouver, British Columbia, V7W 2J5

(the "Contractor")

OF THE SECOND PART

WHEREAS:

A.

The Company is listed on the Toronto Stock Exchange (“TSX”) and is involved in the business of developing an open pit, gold-silver heap leach operation on its Soledad Mountain property, which is located in southern California (the “Property”);

B.	The Company desires to retain the Contractor to look after the management of the Company and the Contractor has agreed to manage the affairs of the Company pursuant to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and conditions herein contained, the parties hereto covenant and agree, as follows:

Duties of the Contractor

1.	The Contractor shall act as chief operating officer and have overall management responsibilities for the operations of the Company pursuant to the terms and conditions of this Agreement.

2.	The Contractor shall provide the following services to the Company:

(a)	management of the day to day affairs of the Company and coordination of management of the day to day affairs of any subsidiary;

(b)	liaising with the Company's auditors, accountants and lawyers, consulting engineers and other professionals;

(c)	applying the Contractor's geological and engineering expertise to:

	(i)	bring the Property to a stage that a commercial production decision can be made;

	(ii)	on a favourable decision, place the Property into commercial production; and

	(iii)	manage the mining operations of the Company once the Property is in commercial production.

(d)	developing financial plans to secure financing to place the Property into commercial production.

(e)	negotiating and concluding, at the direction of the Board of Directors, acquisitions of resource properties having the potential for commercial mineral production;

(f)

assisting the chief financial officer with all proposed corporate financings of the Company, including initiation of proposed financings as required from time to time to carry out those matters referred to in clauses (d) and (e); and

(g)	co-ordinating with the chief financial officer the dissemination of information about the Company to the public and to shareholders of the Company.

3.

The Contractor agrees that he shall, during the continuance of this Agreement, provide sufficient time to the business of the Company, and to any subsidiary of the Company, for the performance of the said services faithfully, diligently, to the best of his abilities and in the best interests of the Company.

4.

The term subsidiary as used herein means any company or companies of which more than fifty per cent of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such company or companies) are for the time being owned by or held for the Company and/or any other company in like relation to the Company and include any company in like relation to the subsidiary.

Term of this Agreement

5.	This Agreement shall be for a term of 36 months and shall successively renew for 24 month periods, unless the parties jointly agree otherwise.

6.	This Agreement may be terminated by the Contractor, without cause, by the giving of sixty (60) days notice, unless a shorter notice period is agreed to by both parties hereto.

7.

This Agreement may be terminated by the Company if there is "just cause" to do so, by the Company giving 120 days notice in writing to the Contractor with full reasons, which must include one or more of the following acts of the Contractor:

	(a)	commits a material breach of a provision of this Agreement;

	(b)	is unable or unwilling to perform the duties under this Agreement;

	(c)	commits fraud or serious neglect or misconduct in the discharge of his duties hereunder;

or

	(d)	becomes bankrupt or makes any arrangement or compromise with his creditors.

For the purposes of this Agreement, the term "just cause" shall mean the legal test for dismissal of an employee as interpreted by the Supreme Court of British Columbia.

8.

If the Company otherwise gives notice to the Contractor to terminate this Agreement (eg: where just cause cannot be established and the termination is prompted by a change in control of the Company), the Contractor shall be entitled to, and shall be immediately paid, without reservation or condition except agreement to terminate, a lump sum equal to the three month average amount paid to the Contractor for his services prior to the notice of termination, multiplied by twelve (12).

Compensation to the Contractor

9.	For the Contractor's services under this Agreement, the Company shall pay the Contractor a fee In the amount of $60 per hour with no monthly maximum amount.

10.	For the use of the Contractor’s office, equipment and out-of-pocket incidental expenses, the Company agrees to pay an additional amount of $5.00 per hour with no monthly maximum amount.

11.	To issue up to 300,000 common shares of the Company as a bonus to the Contractor in the amounts set out below upon the achievement by the Company of the following:

(a) Upon receipt by the Company of a bankable feasibility study and the decision to place the Property into commercial production, a bonus of 150,000 common shares; and

(b) Upon commencement of commercial production on the property, a bonus of 150,000 common shares.

Restrictions on the Contractor

12.

The Company is aware that the Contractor may provide management services to other companies and the Company recognizes that in such circumstances these companies will require a certain portion of the Contractor's time. The Company agrees that the Contractor may continue to provide services to such outside interests, provided that such interests do not conflict with his duties under this Agreement.

13.

The Contractor shall not, except as authorized or required by his duties, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company or of its subsidiary which may come to his knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company's business or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

Reporting by the Contractor

14.

At least once in every month, the Contractor shall provide to each Director such information concerning the Company's businesses and activities for the previous month as the Directors may reasonably require.

General

15.	This Agreement may not be assigned by any party except with the written consent of the other party hereto.

16.	Time shall be of the essence of this Agreement.

17.	This Agreement is subject to the acceptance of the TSX.

18.

The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

19.

This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

20.	The following rules shall be applied in Interpreting this Agreement:

(a)	this Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns;

(b)

if any provision of this Agreement or any part thereof shall be found or determined to be invalid it shall be severable from this Agreement and the remainder of this Agreement shall be construed as if such invalid provision or part has been deleted from this Agreement; and

(c)	this Agreement and all matters arising thereunder shall be governed by the laws of British Columbia and all disputes arising under this Agreement shall be referred to a court of British Columbia.

21.

Any notice, or instrument provided to be given hereunder shall be given in writing and be mailed, delivered or transmitted by facsimile to the other party at the address set out on page one. A party may give notice of any change of their respective address and the address of such party shall be deemed to be changed accordingly. Any notice, or Instrument if delivered or faxed shall be deemed to have been received on the day on which it was delivered or faxed, and if mailed, shall be deemed to have been received on the third business day following the day on which it was mailed, provided that if there shall be a postal strike, or labour dispute which may affect the delivery of the mail between the time of mailing and the actual receipt of notice then such notice shall only be effective if actually delivered.

22.

The Contractor and the Company may execute this Agreement in two or more counterparts, and or by facsimile, each of which is deemed to be an original and all of which constitute one agreement, effective a of the date first above written.

IN WITNESS WHEREOF the Company and the Contractor have executed this Agreement as of the day, month and year first above written.

GOLDEN QUEEN MINING CO. LTD.

Per:

        /s/ Golden Queen Mining Co. Ltd.
        Authorized Signatory

Executed by H. LUTZ KLINGMANN in the	)
presence of:	)
)
)
)
Signature	)	/s/ H. Lutz Klingmann
	)	H. LUTZ KLINGMANN
)
)
Print Name	)